Exhibit 99.1

Contacts:

Myesha Edwards, InterMune, Inc., 415-466-2242, ir@intermune.com

Jim Weiss, WeissCom Partners, Inc. 415-362-5018, jim@weisscom.net

INTERMUNE ANNOUNCES EXECUTIVE MANAGEMENT CHANGE

– Board Names Non-executive Chairman of the Board William R. Ringo as Executive Chairman and Interim CEO –

– Company Announces Resignation of Scott Harkonen, M.D. as President and CEO –

BRISBANE, Calif., June 30, 2003 – InterMune, Inc. (Nasdaq: ITMN) announced today that William R. Ringo has been appointed by the company’s Board of Directors to serve as Executive Chairman and interim Chief Executive Officer (CEO), following the resignation of Scott Harkonen, M.D. as President and CEO, effective immediately. Dr. Harkonen will remain as a member of the company’s Board of Directors.

The company also announced that the Board has established a search committee and will engage an executive search firm to identify qualified candidates to fill the position of President and CEO.

“I am looking forward to serving as InterMune’s interim CEO during a very exciting time for our industry and our company,” Mr. Ringo said. “InterMune’s strength lies in the drug candidates we have in development and within our employee base who are committed to providing patients with promising therapies for improving their lives.”

The Board of Directors thanked Mr. Ringo for taking this leadership position and expressed its appreciation for Dr. Harkonen’s service to the company: “Bill is the ideal person to lead InterMune during this interim period, with more than 27 years of pharmaceutical industry experience at Eli Lilly and Company.  We are also grateful to Scott for creating the vision that became InterMune and for guiding the company from inception through a period of tremendous growth.  Scott’s devotion to the business has laid the groundwork for the next stage of the company’s evolution.”

“Building InterMune from a private startup into the company that it is today has been a great experience,” said Dr. Harkonen.  “I feel privileged to have been a founder of InterMune and to have had the opportunity to work with the many fine people here and throughout the biotechnology industry.”

William R. Ringo has served as a member of the Board since June 2002 and was elected Non-Executive Chairman by the Board in May 2003.  Mr. Ringo joined Eli Lilly and Company in 1973 and served in various capacities including Product Group President, Oncology and Critical Care Products from June 1999 until his retirement in February 2001; President of Internal Medicine Products from January 1998 until June 1999; and President of Eli Lilly’s Infectious Diseases Business Unit from September 1995 until January 1998.  In addition to serving on the Board of InterMune, Mr. Ringo is a member of the Board of Directors of Praecis Pharmaceuticals Inc., Encysive Pharmaceuticals (formally Texas Biotechnology Corporation), La Jolla Pharmaceuticals, Inspire Pharmaceuticals, and a number of private companies.  Mr. Ringo holds an M.B.A. from the University of Dayton.

Scott Harkonen, M.D., founded InterMune in February 1998.  He served as a member of the Board of Directors and as Chief Executive Officer and President since the company’s inception and as the Chairman of the Board from January 2000 until May 2003.  Dr. Harkonen served as Senior Vice President of Product Development and Operations at Connetics Corporation, a biopharmaceutical company from September 1995 to April 1999.  From March 1991 to September 1995, he served as Vice President of Medical and Regulatory Affairs at Univax Biologics, a biopharmaceutical company.  Dr. Harkonen is a member of the Emerging Companies Section Governing Board of the Biotechnology Industry Organization and is a director of several private companies.  Dr. Harkonen holds an M.D. from the University of Minnesota and an M.B.A. from the Haas School of Business at the University of California at Berkeley.

About InterMune

InterMune is a commercially driven biopharmaceutical company focused on the marketing, development and applied research of life-saving therapies for pulmonary, infectious and hepatic diseases. For additional information about InterMune, please visit www.intermune.com.

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